Exhibit 10.73

Contract No.: COD-014-14

EXCLUSIVE DISTRIBUTION AGREEMENT

This Exclusive Distribution Agreement (the “Agreement”), entered into as of 1.12, 2014 (the “Effective Date”), is made by and between [InspireMD Ltd. of 4 Menorat Hamaor St., Tel Aviv, Israel a Corporation organized and existing under the laws of the State of Israel / and any of its affiliated companies (individually and collectively referred to as the “Supplier”), and CARDIO MEDICAL SALES L.P (the “Distributor”) located Suite 1, 78 Montgomery Street, Edinburgh EH7 5JA, Scotland, Great Britain (Each of the Company and the Distributor, a “Party” and together, the “Parties”)

WHEREAS, Supplier develops, manufactures and supplies the Product(s) set forth on Exhibit A hereto, that may be improved or updated by Supplier from time to time (the “Product(s)”;

WHEREAS, Distributor distributes and sells a wide variety of Product(s) for use in the Territory (defined below);

WHEREAS, Supplier wishes to sell the Product(s) to Distributor, and Distributor wishes to purchase the Product(s) from Supplier, subject to the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

1.	Representations, Undertakings, Appointment and Responsibilities of Distributor

1.1 Representations and Warranties: Distributor hereby represents and warrants to the Supplier that it possesses and will maintain throughout the term of this Agreement, the means, experience, know-how, skill, facilities and personnel to properly fulfill its obligations under this Agreement in a timely manner and to the Supplier’s satisfaction. Further, the Distributor represents and warrants that it is duly licensed to execute its obligations under this Agreement.

1.2 Undertakings: Distributor hereby undertakes that he will, at its own expense, be responsible for obtaining any and all permits, approvals, product registration with the Ministry of Health, licenses authorizations and clearances from local, state, municipal, governmental, quasi-governmental and other authorities, required, necessary or desirable for the sale and distribution of the Product(s) in the Territory and for the performance of the Distributor’s obligations hereunder. Such local approvals will be obtained when required by the local authorities in addition to the existing certificates and unless otherwise agreed by the Supplier in writing these local approval(s), product registration(s), permit(s) will be obtained exclusively in the name of the Supplier. Pursuant to this engagement, Distributor agrees to purchase the Product(s) from Supplier, and Supplier agrees to sell the Product(s) to Distributor when such Product(s) are ordered hereunder in accordance with the terms hereof.

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1.3 Appointment. As of the Effective Date, Supplier hereby engages Distributor as its non-exclusive distributor for the distribution and sale of the Product(s) solely in the geographical areas set forth on Exhibit B hereto (the “Territory”), subject to the terms and conditions of this Distribution Agreement. Distributor hereby accepts such engagement, subject to the terms and conditions of this Distribution Agreement. Distributor acknowledges that it may not make any commitment or binding obligation on behalf of Supplier.

1.4 Sales Minimums. Distributor hereby commits to Supplier to achieve, at a minimum, the sales set forth on Exhibit C hereto during the term of this Agreement (“Sales Minimum”), and the total value of orders for each month, quarter and year listed therein (the “Order Value”). If Distributor fails to achieve the Sales Minimum and/or the Order Value in any given period specified in Exhibit C hereto (month, quarter or full year), Supplier may, at its own discretion terminate this Agreement in accordance with Section 9.1 below.

Concurrently with the signing of this Agreement, the Distributor places an initial Order in a total net consideration to the Supplier of a minimum of USD 50,000 (the “Initial Order”). The Initial Order is a pre-condition to the validity of this Agreement, and the failure of the Distributor to duly and timely place such Initial Order or fully and timely pay thereof as provided in Sub-section 3.7 below, shall immediately terminate the validity of this Agreement as provided in Section 2 below.

1.5 Responsibilities. Distributor shall bear its own expense for the execution of the following:

a	Product(s) Promotion. Distributor shall use its best efforts to introduce to the market, promote and obtain orders for the Product(s) in the Territory. For the execution of said promotion, Distributor shall employ highly qualified sales and technical personnel familiar with the Product(s). Distributor agrees that it shall execute its obligation under this section in a manner that reflects positively on the Supplier and the Product(s) and shall not perform any act or omission which may harm the goodwill of, or be injurious to, the Product(s) or Supplier. Further, all marketing material, Product(s) information, brochures and the like, containing information relating to the Product(s) requires the approval of the Supplier prior to its distribution to end users or prospects Distributor engages and shall be exclusively owned by the Supplier.

b	Business Plan. Distributor agrees to submit to Supplier within thirty (30) days of Effective Date a business plan for the sale of the Products (the “Business Plan”) in the Territory.

1	Business plan is for the full term of this Agreement to be reviewed and approved by Supplier annually for each subsequent year of this Agreement, if Agreement is renewed as provided in this Agreement.
2	The Business Plan shall be in a form provided by Supplier and shall include without limitation:

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a	Overview of the Products market in the Territory and business information on the Products market in the Territory including but not limited to a list of targeted medical sites for the Product for applicable Business Plan year.
b	Distributor shall submit the Business Plan to the Supplier until such date as determined by the Supplier but no later than September 30th of each year of this Agreement regarding the next Agreement year as aforesaid.
c	A marketing plan detailing the promotional and marketing activities for sales of the Product(s) in the Territory. Said marketing plan is subject to Supplier’s approval prior to its implementation and shall include attendance in local shows, distribution of marketing material translated into the language used in the Territory. Distributor shall keep Supplier continuously informed of the status of its marketing efforts under the marketing plan and shall furnish all information relating to the sales of the Product(s) in the Territory as may be reasonably requested by Supplier from time to time.

c	Sales Personnel. Distributor shall train an appropriate number of its qualified employees in the sale of the Product(s) (“Sales Personnel”). Number of Sales Personnel shall be sufficient for the purpose of promoting, marketing, selling and distributing the Product(s) in the Territory in accordance with Section 1.3 above. Without derogating from the above, Distributor may use subcontractors for the distribution of the Products provided that the prior written approval of the Supplier is provided. Distributor shall be held accountable for all distribution activities preformed by subcontractors in distributing the Products under this Agreement. The Supplier shall have the right, at all times, to discontinue the use of a specific subcontractor at its sole discretion on a case to case basis.

d	Compliance and Reporting. Distributor shall comply with any and all safety regulations and standards and such other regulations or requirements as are or may be promulgated by authorized governmental authorities and required in order to carry out the terms of this Distribution Agreement.

Distributor shall provide Supplier with all information pertaining to adverse events or safety issues related to the Product(s), such information shall be notified together with a detailed description within one working day. Further, Distributor shall promptly provide Supplier with all information alleging Product(s) deficiencies related to the identity, quality, durability, reliability, effectiveness, or performance of the Product(s).

e	Quality Assurance and Product Traceability and MDD 93/42/EEC. Distributor or any sub-distributor rendered by Distributor shall be responsible for the implementation and maintenance of a quality System that fulfills the requirements of MDD 93/42/EEC, including, inter alia recalls, notification to local authorities and document maintenance.

f	Post-Marketing Surveillance Program. Distributor shall maintain a Post-Marketing Surveillance Program. Supplier and the Distributor shall cooperate with each other in order to provide all information required and execute said program. The PMSP shall include, among others, immediate notification to both Supplier and Distributor in the event that a serious defect is discovered in a product which has already been released.

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g	Documentation. Distributor shall maintain and keep all written and electronic records required by any laws or regulations relating to the distribution of the Inspire Products for 15 years at least. Further, Distributor shall submit all documentation requested by the authorities or notified bodies for inspection or for any other purpose, as instructed by Inspire from time to time.

h	Traceability of Products. In order to ensure compliance with laws and regulations relating to the traceability of the products, Distributor undertakes to take all appropriate measures to ensure:
●	backward traceability to Supplier (and where applicable, to the Authorized Representative (name and address of the Authorized Representative printed on Product packaging); and
●	reasonable product traceability to users to minimize the risks in case of recall; and
●	language requirements according to national legislation; and
●	compliance with any other responsibilities, liabilities, and obligations as set forth in Council Directive 93/42/EEC for manufacturers and any other laws, statutes, directives and regulations promulgated by any governmental body that may apply to the manufacturing and distribution of products.

i	Customer Complaints and Recalls. In the event a serious defect is discovered in a Product which has already been distributed, Distributor shall immediately notify Supplier in writing, specifically in cases of notifiable incidents or near-incidents according to §§ 28-31 MPG, which are to be reported immediately in written form to the safety commissioner for medical products of Supplier. Supplier shall support the Distributor in analyzing product complaints in an effective manner.

j	Customers. Distributor shall provide to Supplier, at the time of placing a purchase order, any detail of the end-users reasonably required by the Supplier for support and licensing purposes ("Customer Information"). Supplier undertakes not to disclose the Customer Information to third parties, and to use the Customer Information strictly for support and licensing purposes. Supplier further undertakes not to contact the end-user directly or indirectly for sales and marketing purpose during the Term, unless otherwise agreed by the parties hereto. Distributor shall provide Supplier on a quarterly basis and upon termination of this Agreement, with a list of all customers that have purchased Product(s) from Distributor, including their names, addresses, Product(s) purchased, purchasing date and purchase price.

k	Records. Distributor shall maintain complete and accurate records of all Product(s) sold by Distributor in sufficient detail to enable Supplier to comply with its obligations under this Agreement. Distributor shall provide the Supplier each quarter during the Term with complete and accurate written reports of the quantity, type and size of Product(s) inventory that exist at each of his end clients in sufficient detail and in the form attached hereto as Exhibit F to enable Supplier to plan its future production capacity and the breakdown thereof.

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l	Storage. Distributor shall store the Products in a storage facility and under conditions suitable to fit the Product’s nature as a delicate sterilized medical device to be used in humans.

m	Minimum Inventory. Distributor shall at all times after the Effective Date of this Agreement maintain at all time, a minimum inventory of Products equivalent to one quarter of sales of the current year, to ensure the timely supply of Products to the customers.

2.	Term of Agreement

This Agreement shall commence and be effective as of the Effective Date provided that the Distributor will timely transfer the 1st payment for the Initial Order in accordance with the payment terms in Sub-section 3.7. If the Distributor fails to timely pay the payment of the Initial Order to the Supplier under this Agreement this Agreement shall not come into effect and shall be deemed only as an offer of the Supplier that has not been accepted by the Distributor. Upon the failure of the Distributor to pay the Initial Order as provided herein, the Supplier's offer to enter into this Agreement shall terminate automatically and without the need of any further action on the Supplier's side. This agreement (if comes into effect as aforesaid) will remain effective as long as minimum Sales and payment as defined in Exhibit C will be sustained. Subject to the payment of the Initial Order to the Supplier as aforesaid, this Agreement shall continue for a term starting on the Effective Date and until ___________, 2016 (the “Term”) , unless terminated earlier pursuant to Section 9 below. Subject to the fulfilment by the Distributor of all of its obligations hereunder, the parties may negotiate the renewal of the Term for an additional one term of 12 months (“Renewal”) through a written consent signed by the parties no later than the 31st of October of the last year of the Term, otherwise this Agreement will expire.

The Distributor is hereby advised that without derogating from any other provision of this Agreement, this Agreement draft shall neither constitute a binding agreement nor enter into effect until it is duly signed by the Distributor and InspireMD. InspireMD does not have any obligation to sign this Agreement draft with the Distributor and such decision is at InspireMD's sole discretion. Until the full signing of this Agreement and the payment of the Initial Order hereunder as aforesaid, InspireMD is entitled to negotiate with several candidates for distribution of its Products within the Territory. Supplier is not obligated to appoint the Distributor herein as InspireMD's distributor in the Territory and in the event that Supplier decides not to appoint the Distributor under this Agreement draft, the Distributor shall not have any claim, right or demand against InspireMD or any of its shareholders, directors, officers, employees or advisors.

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3.	Purchases, Prices, Payment and Forecasts

3.1          Standard Terms. Distributor shall purchase Product(s) from Supplier pursuant to Supplier’s standard purchase order. After receipt of Distributor’s purchase order, Supplier shall confirm, in writing, the details of the purchase order and payment terms for such purchase order. Supplier shall be obligated to sell to Distributor Products after the confirmation of the purchase order and payment terms has been made by Supplier. Supplier may, at its sole discretion, make changes to its Product(s) list at any time, provided that outstanding purchase orders which have been confirmed by Supplier will not be affected by such change. Such changes shall be communicated in writing to the Distributor of such change. All sales from the Supplier to the Distributor are final and nonrefundable.

3.2          Prices.

a	Transfer prices of the Product(s) from Supplier to Distributor are specified in Exhibit C to this Agreement (the “Prices”). Distributor shall complete the appropriate import/export forms as required by applicable laws and shall pay all other fees associated with the sale and delivery of all Product(s) hereunder, Including but not limited to customs clearance or customs tax as may apply. The Prices are Ex –Works at the Supplier's facilities at any location in the world where the Supplier will operate.

b	Supplier shall have the right to change the Prices with a sixty (60) days prior written notice (the "Price Notice") to Distributor. Orders placed by Distributor and approved by the Supplier along with their payment terms prior to the last day of the Price Notice period shall not be effected by said price change, and any written quote provided by the Distributor to prospect end-users following the Supplier'c confirmation of the applicable order and its payment terms prior to the Price Notice shall be subject to the previous pricing, provided that a copy of such quote has been provided by Distributor to the Supplier prior to the Price Notice.

3.3          Product(s) Changes. Supplier reserves the right, at any time, at its sole discretion to make changes to any Product(s) whenever such changes are (a) required for safety, (b) required in order to facilitate performance in accordance with specifications, or (c) such that they represent non-substantial substitutions and modifications not adversely affecting performance in accordance with applicable Product(s) performance specifications. Supplier will inform Distributor within a reasonable time of any changes under this Section 3.3.

3.4          Purchase Orders. All orders for Product(s) shall be placed by and subject to Distributor's purchase orders in the form attached to as Exhibit E to this Agreement, each of which shall be subject to review and acceptance in writing by Supplier. Distributor’s purchase orders shall include the following information:

a	Identify each unit of Product(s) ordered;

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b	Indicate quantity, price (determined in accordance with the provisions of this Agreement) and shipping instructions; and

c	Specify Distributor’s requested delivery dates.

Supplier is not bound by any term, condition or other provision in any purchase order that conflicts with the terms of this Agreement, unless such purchase order was confirmed in writing by Supplier.

3.5          Without derogating of any provision regarding the Initial Order, once a purchase order along with its payment terms is received and confirmed by Supplier, the order shall be deemed complete and final. Any request by Distributor to make modifications after the purchase order is confirmed but before shipment of the Product(s), shall be dealt with by Supplier on a “best effort” basis.

3.6          Schedule of Purchases:

3.6.1      Distributor hereby issues the Supplier the Initial Order of stents as provided in Sub-section 1.4 above.

3.6.2      Distributor shall issue the Supplier all his orders at the first day of each month during the Term, all based on Exhibit C.

3.7          Payment.

a	Payments for Product(s) shall be made in accordance with the payments schedule and means set forth in Exhibit D, by Distributor to Supplier pursuant to all additional terms listed therein. Despite anything to the contrary herein, the Distributor shall prepay the full payment for the Initial Order within 30 days after the signing of this Agreement by the Supplier.

b	Title to Products. Title to the Product(s) purchased hereunder shall pass to Distributor only after the full payment of the applicable purchase order.

c	Risk of Loss: Any and all risks of loss or damage to Product(s) shall be borne by Distributor from the time such Product(s) are delivered to the Distributor's representative at the Company's facilities in any place worldwide.

d	Distributor’s obligation to pay for all Product(s) ordered and all charges which it has incurred in connection with the execution of this Agreement shall survive termination or expiration of this Agreement.

3.8          Forecasts. Not later than a week from the beginning of each quarter during the Term of this Agreement, Distributor will provide an estimate of its demand for Product(s) for the following quarter. Such rolling forecasts shall not be binding on either party, but shall be prepared with reasonable care, based upon Distributor's experience with the Product(s) and information concerning existing and prospective customers.

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4.	Responsibilities of Supplier

4.1          Marketing and Sales Support.

a	Training and Support - Distributor shall train and support its personnel or subcontractors for the satisfactory completion of its obligations under this Agreement. Supplier will assist in training by furnishing Distributor with English training literature.

b	Supplier may, at his sole discretion, provide Distributor with his own personnel for training.

c	Marketing Material. Supplier shall provide Distributor with English language marketing literature.

d	Marketing Activities. Supplier may at his own discretion choose to assist Distributor in marketing activities, by participating in conferences, meeting with customers, bringing opinion leaders and any other activities Supplier may choose to be involved in provided that said activities shall be coordinated with Distributor.

e	Supplier may list Distributor at the Supplier's Website as a Distributor in the Territory.

4.2          Product(s) Specifications and Standards.

a	Recalls and Retrofits. Supplier agrees that if any Product(s) is found by a government agency, sovereign, legislative or executive branch of government, or a court of competent jurisdiction to be in violation of any applicable law or regulation, Supplier shall be solely responsible for the necessary repair, replacement, or other remedy of such violation: cost of such replacement, freight charges, duties and taxes.

b	Compliance with Applicable Laws. Supplier certifies that all of the Product(s) to be furnished under this Agreement will be manufactured or supplied by Supplier in accordance with all applicable government provisions and stipulations in the CE mark. Distributor will be responsible for making adjustments, if needed, to meet local regulation.

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5.	Warranty and Maintenance

5.1          Warranty, Maintenance Obligations of Supplier to Distributor.

a	In the event that a Product is found defected from manufacturing and Distributor shall inform the Supplier of such defect within 30 days following release of the Product from customs, the Supplier's sole responsibility shall be the replacement of the defected Product. Such Product replacement shall be the sole remedy of the Distributor. In the event that the Distributor does not inform the Supplier as aforesaid the Supplier's warranty shall expire and not apply.

b	All Warranty claims against Supplier shall be made by Distributor, regardless of whether Distributor has transferred title or possession of the Product(s) to other parties.

c	The Warranty is contingent upon the proper use of the Product(s), and does not cover Product(s) that have been modified without Supplier’s approval, or that have been subject to unusual physical or electrical stress, misuse, unauthorized use, impropriate storage, negligence or accident, or that have passed their expiration date.

d	Supplier makes no warranty in respect of accessories and other parts made by other suppliers that have been attached or connected to the Product(s).

e	THE FOREGOING WARRANTIES SET FORTH IN SECTION 5.1 ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EITHER WRITTEN, ORAL OR IMPLIED, WHICH ARE HEREBY SPECIFICALLY DISCLAIMED AND EXCLUDED BY SUPPLIER, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AND NON-INFRINGEMENT OR ANY IMPLIED WARRANTIES ARISING BY COURSE OF DEALING OR USAGE OF TRADE). THE SOLE AND EXCLUSIVE REMEDIES OF DISTRIBUTOR FOR BREACH OF PRODUCT(S) WARRANTY SHALL BE LIMITED TO THE REMEDIES PROVIDED IN THIS AGREEMENT.

f	NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, SUPPLIER SHALL NOT BE LIABLE TO ANY PERSON FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, HOWEVER ARISING, INCLUDING, BUT NOT LIMITED TO, DAMAGES TO OR LOSS OF PROPERTY OR EQUIPMENT, LOSS OF PROFIT, LOSS OF USE OF DATA, LOSS OF REVENUES OR DAMAGES TO BUSINESS OR REPUTATION ARISING FROM THE PERFORMANCE OR NON-PERFORMANCE OF ANY ASPECT OF THIS AGREEMENT OR ANY ORDER HEREUNDER, OR FROM ANY CAUSE WHATSOEVER ARISING FROM OR IN ANY WAY CONNECTED WITH THE MANUFACTURE, SALE, HANDLING, REPAIR, MAINTENANCE OR USE OF THE PRODUCT(S), WHETHER OR NOT SUPPLIER SHALL HAVE BEEN MADE AWARE OF THE POSSIBILITY OF SUCH LOSS. ANY OTHER PRODUCT(S) REPRESENTATIONS OR WARRANTY MADE BY ANY OTHER PERSON OR ENTITY, INCLUDING EMPLOYEES OR REPRESENTATIVES OF DISTRIBUTOR THAT ARE INCONSISTENT HEREWITH, SHALL BE DISREGARDED AND SHALL NOT BE BINDING UPON SUPPLIER. IN NO EVENT SHALL SUPPLIER’S LIABILITY FOR OR WITH RESPECT TO PARTICULAR UNITS OF THE PRODUCT(S) HEREUNDER EXCEED THE PURCHASE PRICE OF SUCH UNITS.

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g	This Section 5.1 shall survive expiration or termination of this Agreement.

5.2          Warranty and Maintenance Obligations of Distributor to Customers.

a	Distributor shall make no warranties or guarantees with respect to Product(s) or the use thereof except as provided herein or otherwise authorized in writing by Supplier.

b	Distributor shall educate and inform End Users of the proper and safe use of the Product(s). In the event that Distributor learns or becomes aware of any information indicating that any of the Product(s) have failed to perform satisfactorily, or receives any complaints or information from anyone concerning the safety and/or merchantability of any of the Product(s), Distributor shall notify Supplier immediately. Distributor shall maintain a file of customer suggestions, comments, incident reports and Distributor responses and shall forward all such information to the Supplier in writing on the last day of each quarter this Agreement is in effect and for a period of 6 months from the termination of this Agreement if such information becomes available after termination.

6.	Intellectual Property and Ownership

6.1          Distributor acknowledges and agrees that:

a	All intellectual property rights pertaining to the Product(s) and any improvement thereof, including but not limited to patents, know-how, copyright, trademarks, whether protectable or not, registered and unregistered, owned and/or otherwise used by Supplier and all goodwill related thereto (collectively, the “IP Rights”) are and shall remain at all time, as between Supplier and Distributor, the exclusive property of Supplier and may not be exploited, reproduced or used by Distributor except as expressly permitted under this Agreement.

b	Distributor shall not have or acquire any right, title or interest in or otherwise become entitled to any IP Rights by taking delivery of, making payment for, distributing and/or selling or otherwise using or transferring the Product(s).

c	Distributor shall take all reasonable measures to ensure that all IP Rights of Supplier shall remain with Supplier, including promptly notifying Supplier of any possible infringement by third parties of Supplier’s IP Rights and participating with Supplier, at Supplier’s expense, in any legal action against such infringement that in Supplier’s sole judgment is required for protection or prosecution of Supplier’s rights.

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d	Supplier shall be the sole owner of the Product Registration in the Territory. Distributor shall forward a copy of the completed registration as soon as the registration is completed and finalized

6.2          Without derogating from Section 6.1 above:

a	Supplier may at any time affix Supplier’s trade name, service marks or trademarks (the “Trademarks”) to any of the Product(s) and use the Trademarks in relation to any services Supplier provides hereunder in connection with the Product(s); Distributor shall not make any changes to the Trademarks used on Products by Supplier.

b	Distributor shall not have or acquire any right, title or interest in or otherwise become entitled to use any of the Supplier’s Trademarks, either alone or in conjunction with other words or names, or use the goodwill thereof, without the express written consent of Supplier in each instance; and

c	Distributor shall not to apply for or oppose registration of any trademarks, including the Trademarks, used by Supplier.

d	Nothing contained in this Agreement shall be construed as conferring on either party any right or imposing any obligation to use in advertising, publicity or otherwise any trademark, name or symbol of the other party, or any contraction, abbreviation or simulation, except as expressly provided for in this Agreement.

e	Distributor acknowledges that no license or right is granted hereby with respect to Supplier’s intellectual property.

7.	Confidentiality

7.1          Without the written consent of the other party, neither party shall disclose to any third party, or use for its own benefit or the benefit of others, either during or after the Term of this Agreement, any confidential or proprietary business or technical information of the other party that has been identified as confidential or proprietary by the disclosing party in accordance with Section 7.2 below.

7.2          To be considered proprietary information, the information must be (i) disclosed in writing or other tangible form and marked confidential or proprietary, or (ii) disclosed orally or visually, identified as confidential at the time of disclosure and reduced to writing and marked confidential or proprietary within thirty (30) days of the disclosure thereof.

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7.3          Proprietary information shall not include information which (i) is already rightfully known or becomes rightfully known to the receiving party independent of proprietary information disclosed hereunder; (ii) is or becomes publicly known through no wrongful act of the receiving party; (iii) is rightfully received from a third party without similar restrictions and without breach of this Agreement; or (iv) in the opinion of counsel, is required to be disclosed to comply with any applicable law, regulation or order of a government authority or court of competent jurisdiction, in which event the receiving party shall, prior to such disclosure, advise the other party in writing of the need for such disclosure and use its reasonable best efforts to obtain confidential treatment of such information.

8.	Indemnification and Insurance

8.1          Supplier Indemnification. Supplier shall indemnify, hold harmless and defend Distributor, its successors and assigns for all losses, claims and defense costs claimed by any third party for any injury, death or property damage suffered by such third party to the extent resulting from a defect in the manufacture or design of the Product(s) supplied hereunder, unless such injury, death or property damage is the result of Distributor’s negligence, willful misconduct, breach of this Agreement or any modification made by Distributor to the Product(s) without Supplier’s consent.

8.2 Distributor Indemnification. Distributor shall indemnify, hold harmless and defend Supplier, its successors and assigns for all losses, claims and defense costs claimed by any third party for any injury, death or property damage suffered by such third party to the extent resulting from Distributor’s negligence, willful misconduct or breach of this Agreement.

9.	Termination

9.1          The Supplier may terminate this Agreement with immediate effect if the Distributor:

a	Is in default of its payment obligations hereunder, and such default continues for fifteen (15) days following receipt of written notice; or,
b	Is in default of any other material obligation hereunder and such default is not cured within thirty (30) days following receipt of written notice from Supplier; or
c	Fails to timely meet the Minimum Sales or Order Value as defined in Sub-section 1.4 above or Exhibit C hereto.
d	Fails to timely submit the Business Plan to Supplier as provided in Sub-section 1.5(c) above.
e	Distributes or attempts or assist to distribute the Products outside of the Territory.

9.2          Either party may terminate this Agreement if the other party is declared bankrupt or is involved in any insolvency proceedings, attachment or other proceedings, which, in the reasonable opinion of either party prevents the other party from performing its obligations under this Agreement.

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9.3          Either party may terminate this Agreement for any reason or without reason with 60 day written notice (hereinafter "Termination Notice") without further penalties or indemnification, provided however that Distributor may conclude any Pending Sale. For the purpose of this Section, "Pending Sale" shall be defined as any sale to a prospect end-user that the Distributor has provided with a written sales-quote and Supplier confirmed prior to the end of the Termination Notice, to a total of no more than ten Pending Sales. After the submission of the Termination Notice to the Distributor, the Supplier may not accept new purchase orders.

9.4          Supplier and its affiliates will not be liable for any failure or delay in the delivery of Products due to circumstances beyond its reasonable control. If there occurs any adoption, promulgation, modification or reinterpretation after the Effective Date, by any governmental authority in the Territory, of any law, regulation, policy, order, circular or similar directive which action materially and adversely affects Supplier’s ability to enjoy the economic benefits of this Agreement or to enforce its rights under this Agreement (“Adverse Change of Law”), the parties agree to use their best efforts and to cooperate with each other to amend this Agreement either to bring it into conformity with the requirements of the Adverse Change of Law or to seek an alternative way to comply with the Adverse Change of Law. For purposes of this Agreement, an Adverse Change of Law also includes any change in the laws of the United States, the Netherlands, Germany or any other country in which Supplier operates which adversely affects Supplier’s ability to provide Products to Distributor or for sale to a customer or for use in any country of the Territory. In such event, Supplier may modify the Territory to bring this Agreement into conformity with the requirements of the Adverse Change of Law, and Distributor will have the option whether to agree to such modifications. If, in Supplier’s sole judgment, this Agreement cannot be modified to comply with an Adverse Change of Law without undermining material elements of the relationship established hereunder, Supplier may, at its option, without liability for such action or any further obligation to Distributor, terminate this Agreement and the rights granted hereby upon 10 days’ written notice to Distributor (or any longer period which may be required by any applicable law). From and after the time that Supplier provides notice of such termination of this Agreement to Distributor, Supplier will have no obligation to accept any Order from Distributor, but will fulfill previously accepted Orders if Supplier determines that fulfilling such previously accepted Orders is permitted under applicable law.

9.5          Termination of this Agreement shall not affect any obligations of either party incurred hereunder prior to such termination, or any obligations that expressly survive termination of this Agreement.

10.          Relationship of the Parties; Independent Contractor/No Agency. Distributor shall act as an independent contractor, purchasing Product(s) from Supplier and reselling them in the Territory. Distributor shall not act, and shall not be deemed as, agent for Supplier, nor shall Distributor have any right or power hereunder to act for or to bind Supplier in any respect. This Agreement shall not be deemed to create any employer-employee relationship between Supplier and Distributor, nor any agency, franchise, joint venture or partnership relationship between the parties. Distributor does not have any authority, and will not claim to have any authority, to bind or obligate Supplier in any manner.

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Distributor acknowledges and agrees that Supplier would not consider entering into this Agreement with Distributor were it contemplated by the parties that any laws, rules or regulations in the Territory that apply to commercial agency relationships would apply to the relationship created by this Agreement (the “Agency Laws”).

Accordingly, Distributor agrees that this Agreement will require Distributor and each of its owners to: (i) unconditionally waive any rights that each of them may have under any Agency Laws and any other law or rule of similar import; (ii) unconditionally release and hold harmless Supplier from any liability under any Agency Laws and any other law of similar import, including, but not limited to, any obligation to pay Distributor any compensation upon expiration or earlier termination of this Agreement; (iii) represent, warrant and covenant that he/she/it will not seek to file or register as an agent under the Agency Laws or bring or attempt to bring any cause of action, suit, proceeding, claim, demand, investigation or inquiry (whether a formal proceeding or otherwise) under the Agency Laws in any court, arbitration proceeding or before any other tribunal; and (iv) acknowledge and agree that any attempt to register or bring any cause of action, suit, proceeding, claim, demand, investigation or inquiry (whether formal or informal) under any Agency Laws will be an event of default under this Agreement permitting Supplier to terminate this Agreement and any unfilled Orders submitted to Company immediately upon notice to Distributor.

11.          Anti-Terrorism, Anti-Corruption and Anti-Boycott Laws. Distributor represents and warrants to Supplier that neither it nor any of its direct or indirect owners: (a) either by name or an alias, pseudonym or nickname, is on the lists of “Specially Designated Nationals” or “Blocked Persons” maintained by the U.S. Treasury Department’s Office of Foreign Assets Control; (b) has violated, and each of them agrees not to violate, any law prohibiting corrupt business practices, money laundering or the aid or support of persons who conspire to commit acts of terror against any person or government, including acts prohibited by the U.S.A. Patriot Act, U.S. Executive Order 13224 or any similar law of the United States or of any country or governmental authority in the Territory; (c) has engaged in or will engage in any action that may cause Supplier or its affiliates to be in violation of any United States law or regulation governing or applicable to unsanctioned international boycotts and will not make or permit the making of any representations to any third party, including any governmental official in the Territory concerning the ownership of Supplier or its business activities and relationships in any country in the world outside of the Territory, without Supplier’s prior written consent (and will notify Supplier of any request for information about the Supplier or its business activities or any other documents or inquiries that would constitute a boycott request under the United States anti-boycott regulations (including, but not limited to, US 15 CFR Part 760); and (d) will knowingly engage in or facilitate the re-export of any Products to any country outside of the Territory or any country with which a U.S. company is prohibited from doing business or exporting Products, or otherwise take any action that may cause Supplier or any of its Affiliates to be in violation of any law or regulation applicable to trade involving the United States and any prohibited country. The foregoing constitute representations and warranties, and Distributor will immediately notify Supplier of the occurrence of any event or the development of any circumstance that might render any of the foregoing representations and warranties false, inaccurate or misleading.

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Contract No.: COD-014-14

FURTHER, DISTRIBUTOR AND EACH OF ITS OWNERS REPRESENTS AND WARRANTS THAT: (1) IT/HE IS NOT A “FOREIGN OFFICIAL” UNDER THE UNITED STATES FOREIGN CORRUPT PRACTICES ACT (CURRENTLY LOCATED AT HTTP://WWW.USDOJ.GOV/CRIMINAL/FRAUD/FCPA.HTML), WHICH DEFINES “FOREIGN OFFICIAL” AS ANY OFFICER OR EMPLOYEE OF A FOREIGN GOVERNMENT OR ANY DEPARTMENT, AGENCY, OR INSTRUMENTALITY THEREOF, OR OF A PUBLIC INTERNATIONAL ORGANIZATION, OR ANY PERSON ACTING IN AN OFFICIAL CAPACITY FOR OR ON BEHALF OF ANY SUCH GOVERNMENT OR DEPARTMENT, AGENCY, OR INSTRUMENTALITY, OR FOR OR ON BEHALF OF ANY SUCH PUBLIC INTERNATIONAL ORGANIZATION, (2) NO GOVERNMENT OFFICIAL, OFFICIAL OF AN INTERNATIONAL ORGANIZATION, POLITICAL PARTY OR OFFICIAL THEREOF, OR CANDIDATE HAS ANY DIRECT OR INDIRECT OWNERSHIP OR INVESTMENT INTEREST IN THE REVENUES OR PROFIT OF DISTRIBUTOR, AND (3) NEITHER DISTRIBUTOR NOR ANY OF ITS OWNERS, AGENTS OR REPRESENTATIVES WILL AT ANY TIME TAKE ANY ACTION IN VIOLATION OF THE U.S. FOREIGN CORRUPT PRACTICES ACT OR SIMILAR LAWS OR MAKE ANY PAYMENT TO, OR EMPLOY, ANY PERSON THEY KNOW, OR HAVE REASON TO BELIEVE, MAY TAKE ANY ACTION IN VIOLATION OF THE U.S. FOREIGN CORRUPT PRACTICES ACT OR SIMILAR LAWS.

12.          Language. This Agreement, including all attachments, will be executed in English only. All written and oral communications between the parties shall be in English, and Distributor shall at all times have a designated person who reads and comprehends English as Distributor’s key contact with Supplier. No translation of this Agreement or any other documents related hereto may be made without Supplier’s prior written consent. If any translation of this Agreement or related documents, including documents required by any law, court, arbitration panel or other tribunal, Supplier will appoint a translator to perform the translation, and Supplier and Distributor shall share equally the costs and expenses associated with the translation.

To the extent Supplier permits in writing and as provided by this Agreement, Distributor may translate promotional materials and Product documentation provided by Supplier. Distributor will bear all costs and expenses associated with any such translation. Distributor shall immediately provide a copy of all translated materials to Supplier. Distributor acknowledges and agrees that it will provide copies of all translated materials to Supplier for informational purposes only, and that Supplier has no obligation whatsoever to: (a) review or respond to any translated materials submitted by Distributor; or (b) notify Distributor of any deficiency, breach of applicable law or breach of this Agreement caused by or contained in any translation, and the Distributor shall be solely responsible for same.

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Contract No.: COD-014-14

Distributor acknowledges that any translation of this Agreement, any documents or any documentation or promotional materials, whether commissioned or paid for by Supplier or Distributor, shall be the sole property of Supplier, which shall be entitled to freely use it for whatever purpose alone or together with any 3rd party during the Term and thereafter. Upon Supplier’s request, Distributor shall execute any assignments or other documents necessary to affect Supplier’s ownership of such translations for no consideration. If any dispute or question of interpretation concerning this Agreement, any exhibit or other related documents arises, the provisions of the English language versions will control.

13.          General Provisions

13.1      Amendment of Policies and Exhibits. Supplier may at any time, by written notice to Distributor, amend its policies relating to service, Warranty, delivery, terms of sale, and/or amend the Exhibits hereto; provided, that substantial adjustments to the Product(s) and the Territory shall be made after Supplier has furnished Distributor with a ninety (90) days written notice.

13.2      Assignment. This Agreement, and the Distributor’s rights and obligations hereunder, shall not be assigned in whole or in part by the Distributor without the prior written consent of Supplier. Any attempted assignment or delegation without such consent shall be void and of no effect. The Parties agree that the Supplier shall have the right to assign all of its rights and obligations under this Agreement to an entity not a party to this Distribution Agreement provided that such Entity undertakes the obligations of the Supplier.

13.3      Notices. Any and all notices permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, and shall be delivered, personally or sent by facsimile or registered mail or electronic mail, to the other party at its address set forth in this Agreement, or the latest known address of the party. The date of personal delivery, facsimile confirmation date as stated on the facsimile transfer report, or ten (10) days after being sent by registered mail, shall be the date of such notice.

13.4      Publicity. It is agreed the Supplier may identify Distributor as a distributor of Supplier’s Product(s) in advertisements and other promotional literature. It is further agreed that Distributor may identify to its customers that Supplier is a supplier of the Product(s) to Distributor. Neither party shall otherwise use the name of the other party in any advertising, publicity, promotional literature, brochures, sales aids or marketing tools without the prior written consent of such other party.

13.5      Agreement Governs. In the event of any conflict between the terms of this Agreement and the terms of any Supplier or Distributor purchase order, sales contract or acknowledgment used in connection with any individual sale or purchase, the terms of this Agreement shall overrule, unless otherwise expressly agreed to in writing by Distributor and Supplier at the time of such individual sale.

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13.6      No Waiver. Failure to enforce any rights hereunder, irrespective of the length of time for which such failure continues, shall not constitute a waiver of those or any other rights, nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

13.7      Governing Law.

For InspireMD Ltd. - This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted only in accordance with the laws of the State of Israel, without giving effect to principles of conflicts of law. The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of Tel Aviv, Israel any dispute or matter arising out of, or connected with, this Agreement or the termination thereof.

13.8      Complete Agreement. This Agreement, including the Exhibits hereto, constitutes the full and complete agreement of the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. Except as otherwise provided in Section 10.2 above or elsewhere herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by Distributor and Supplier.

13.9      Severance. If any provision or provisions of this Agreement is held invalid, illegal, or unenforceable by a court of competent jurisdiction, such provision(s) shall be severed, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The parties shall use all commercially reasonable efforts to agree upon a valid and enforceable provision for the severed provision(s), taking into account the intent of this Agreement.

13.10      Force Majeure. Failure of either party to perform its obligations under this Agreement (except the obligation to make payments) shall not subject such party to any liability or constitute a breach of this Agreement if such failure is caused by any event or circumstances beyond the reasonable control of such non-performing party, including without limitation acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation (unless caused by the party so affected), a national health emergency or compliance with any order or regulation of any government entity. A party whose performance is affected by a force majeure event shall take prompt action to remedy the effects of such force majeure event.

13.11      Further Assurances. Each party shall execute and deliver such further instruments and do such further reasonable acts and things as reasonably may be required to carry out the intent and purpose of this Agreement.

13.12      Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be original as against the party whose signature appears thereon, but all of which taken together shall constitute one and the same instrument.

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13.13 Survival. Sections 1, 3, 5, 6, 7, 8, 9, 12 and 13.7 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized representative:

InspireMD Ltd.			Distributor

By:	/s/ Eric L. Olson	By:	Cardio Medical Sales L.P.

Name:	Rick Olson	Name:	Pavliy Sergiy /s/ Pavliy Sergiy

Title:	Vice President, Global Sales Operations	Title:	Director

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Contract No.: COD-014-14

EXHIBIT A – PRODUCT(S)

●	MGuard Prime
●	MGuard

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Contract No.: COD-014-14

EXHIBIT B - TERRITORY

Belarus

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EXHIBIT C – STENT PRICES AND SALES MINIMUMS

Sales Minimum and Sale Prices:

Sale Prices (USD)
Year	MGuard Prime
2014	650
2015	650

All Sale Prices are Ex –Works.

Initial Order

by10.12, 2014	MGuard Prime
Quantity/USD $ Revenue	200	30% prepayment, 70% , 90 days
Sale Prices	650
Comments

Sales Minimum per Month

	January	February	March	April	May	June	July	August	September	October	November	December
2014												200
2nd Year						200						250
3rd Year						220						270

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EXHIBIT D – PAYMENT SCHEDULE

Initial Order Means of Payment by Distributor:

30 % prepayment by 16.12.2014, 70% within 90 days

Subsequent Orders Means of Payment by Distributor:

30 % prepayment, 70% within 90 days

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Contract No.: COD-014-14

EXHIBIT E –PURCHASE ORDER

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Contract No.: COD-014-14

InspireMD

Order form

CUSTOMER NAME :	
CONTACT PERSON :	
DATE :	
PO # :	
CURRENCY:	$ (USD)
PAYMENT TERMS:	PREPAYMENT
SHIPPING TERMS:	EXW

BILL-TO ADDRESS :

BILL-TO # :

SHIP-TO ADDRESS :

SHIP-TO # :

SHIPPING INSTRUCTIONS / REMARKS :

Partial shipment is allowed

PLEASE FILL IN THE GREY PARTS OF THE FORM. IF THE FORM IS INCOMPLETE WE CANNOT PROCESS THE ORDER.

ITEM NUMBER	DESCRIPTION	QUANTITY	PRICE	TOTAL	STATUS
			Total	$0

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Contract No.: COD-014-14

EXHIBIT F

End Client Inventory Report

Hospital Name	MGuard/MGuard Prime	Product Size	Nr. of Units	Consignment/ Purchased

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